Exhibit 10.9

                         [                                        ]

[                                         ]

Re:	Confirmatory Offer of Employment

Dear [                                             ]:

This offer letter confirms the terms of your continued employment with ACV Auctions Inc. (the “Company”), as its [                                        ] in the Company’s __________________ office. Of course, the Company may change your position, duties, and work location from time to time in its discretion. This letter supersedes and replaces the terms of your [employment agreement][offer letter agreement] with the Company dated, [Click And Type Date].

You will continue to receive an annualized salary of $[Click And Type Amount] (the “Annual Base Salary”)[, increased to $[                                        ], effective April 1, 2021], less applicable withholdings, which will be paid semi-monthly in accordance with the Company’s normal payroll procedures.

You will continue to be eligible to earn an annual discretionary bonus equal to [[●]% of your Annual Base Salary][$[●]][, increased to [[●]% of your Annual Base Salary][$[●]], effective April 1, 2021]. The amount of this bonus will be determined in the sole discretion of the Company based on the performance of the Company during the calendar year and may also be based in part on your individual performance. The Company will pay you this bonus, if any, by no later than March 15th of the following calendar year. Subject to the satisfaction of any other conditions established by the Company for such bonus, the bonus is not earned until paid and no pro-rated amount will be paid if your employment terminates for any reason prior to the payment date.

You were previously granted certain equity awards under the Company’s 2015 Long-Term Incentive Plan, as amended. Your equity awards will continue to be governed by the terms of the 2015 Long-Term Incentive Plan and the grant documents thereunder. You will remain eligible to receive future equity awards at the discretion of the Board or the Compensation Committee of the Board.

During your employment, you will remain eligible to participate in the standard benefits plans offered to similarly situated employees by the Company from time to time, subject to plan terms and generally applicable Company policies. A full description of these benefits is available upon request. The Company may change compensation and benefits from time to time in its discretion.

You will be eligible to receive severance and change in control benefits under the Company’s Severance and Change in Control Plan and an individual participation agreement thereunder, which will be effective as of the date of the underwriting agreement between the Company and the underwriter(s) managing the initial public offering of the Company’s common stock, pursuant to which such common stock is priced for the initial public offering.

In connection with your continued at-will employment with the Company, you will receive and have access to Company confidential information and trade secrets. Accordingly, enclosed with this offer letter is an Employee Confidential Information and Inventions Assignment Agreement (“PIIA”), which contains restrictive covenants and prohibits unauthorized use or disclosure of the Company’s confidential information and trade secrets, among other obligations. Please review the PIIA and only sign it after careful consideration.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from continuing to perform the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your continued at-will employment with the Company, you have not and will not engage in any other employment, occupation, consulting, or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third-party confidential information to the Company, including that of your former employer, and that you will not in any way utilize any such information in continuing to perform your duties for the Company.

Your employment with the Company will be, and has been at all times, “at-will.” You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time, with or without cause or advance notice.

For purposes of federal immigration law, you were required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. If there are any updated documents concerning your identity and continued eligibility for employment in the United States, you must submit such documentation within five (5) business days from the date you sign this letter, or our employment relationship with you may be terminated.

To ensure the timely and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance, negotiation, execution, or interpretation of this letter agreement, the PIIA, or your employment, or the termination of your employment, including but not limited to all statutory claims, will be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration by a single arbitrator conducted by Judicial Arbitration and Mediation Services Inc. (“JAMS”) under the then applicable JAMS rules (at the following web address: https://www.jamsadr.com/rules-employment-arbitration/). A hard copy of the rules will be provided to you upon request. By agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. In addition, all claims, disputes, or causes of action under this provision, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The Arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. The Company acknowledges that you will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration under this agreement) shall be decided by the arbitrator. Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award; and (c) be authorized to award any or all remedies that you or the Company would be entitled to seek in a court of law. You and the Company shall equally share all JAMS’ arbitration fees. Each party is responsible for its own attorneys’ fees, except as expressly set forth in your PIIA. To the extent JAMS does not collect or you otherwise do not pay to JAMS an equal share of all JAMS’ arbitration fees for any reason, and the Company pays JAMS your share, you acknowledge and agree that the Company shall be entitled to recover from you half of the JAMS arbitration fees invoiced to the parties (less any amounts you paid to JAMS) in a federal or state court of competent jurisdiction. Nothing in this letter agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

To indicate your acceptance of the Company’s confirmatory offer letter, please sign and date this letter in the space provided below. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any prior offer letter or employment agreement between you and the Company and any representations made during your interviews or negotiations, whether written or oral. You acknowledge and agree that you are not relying on any representations other than the terms set forth in this letter. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the Company CEO and you. This confirmatory offer of employment will terminate if it is not accepted, signed, and returned by [                                        ].

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

[ ]
[ ]

Acknowledged and accepted:

[ ]

DATE

Enclosures

Employee Confidential Information and Inventions Assignment Agreement

Severance and Change in Control Plan and individual participation agreement thereunder